Contact:             Caitlin Gursslin
Investor Relations
(512) 683-8456

National Instruments Provides Q4 Business Update
Company Tightens Range of Q4 2012 Guidance

AUSTIN, Texas – Dec. 10, 2012 – In today’s previously scheduled business update, National Instruments (Nasdaq: NATI) tightened its range for Q4 2012 revenue and earnings per share (EPS) guidance compared to its guidance given on Oct. 25, 2012.

The company currently expects its Q4 financial results to be within the following ranges:

•	Revenue: $270 million to $290 million compared with the prior range of $265 million to $295 million
•	GAAP EPS: $0.13 to $0.23 compared with the prior range of $0.11 to $0.25
•	Non-GAAP EPS: $0.19 to $0.29 compared with the prior range of $0.17 to $0.31

A reconciliation of the company’s Q4 2012 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this news release.

Conference Call Information

Interested parties can listen to the Q4 2012 business update conference call today, Dec. 10, beginning at 4:00 p.m. CT, at ni.com/call. A replay will be available shortly after the call ends through Dec. 15 at 7:00 p.m. CT by calling (855) 859-2056, confirmation code 68721956, or by visiting the company’s website at ni.com/call.

Forward-Looking Statements

This release contains “forward-looking statements,” including statements related to NI’s guidance for Q4 2012 revenue and Q4 2012 fully diluted GAAP and non-GAAP EPS. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes or fluctuations in the global economy, component shortages, delays in the release of new products, fluctuations in customer demand for NI products, the company’s ability to effectively manage its operating expenses, manufacturing inefficiencies, adjustments to acquisition earn-out accruals, foreign exchange fluctuations and the impact of NI’s recent and any future acquisitions. Actual results may differ materially from the expected results.

The company directs readers to its Form 10-K for the fiscal year ended Dec. 31, 2011, its Form 10-Q for the quarter ended Sept. 30, 2012, and the other documents it files with the SEC for other risks associated with the company’s future performance.

About National Instruments

Since 1976, National Instruments (www.ni.com) has equipped engineers and scientists with tools that accelerate productivity, innovation and discovery. NI’s graphical system design approach to engineering provides an integrated software and hardware platform that speeds the development of any system needing measurement and control. The company’s long-term vision and focus on improving society through its technology supports the success of its customers, employees, suppliers and shareholders. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, emailing nati@ni.com or visiting www.ni.com/nati. (NATI-F)

National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Provides Q4 Business Update

National Instruments
Reconciliation of GAAP to Non-GAAP EPS Guidance
(unaudited)

	Three months ended
	Dec. 31, 2012
	Low	High
GAAP fully diluted EPS, guidance	$0.13	$0.23
Adjustments to reconcile diluted EPS to non-GAAP diluted EPS:
Impact of stock-based compensation, net of tax effect	0.04	0.04
Impact of amortization of acquisition intangibles, net of tax effect	0.02	0.02

Non-GAAP diluted EPS, guidance	$0.19	$0.29

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